Exhibit 19
INSIDER TRADING POLICY

(dated June 13, 2025)
I.INTRODUCTION
Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such material nonpublic information (“MNPI”) from disclosing this information to others who trade. Trading while aware of MNPI is often referred to as “insider trading.”
Who Is Subject to this Policy. Crescent Biopharma, Inc. (the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by all of its directors, officers, employees, contractors and consultants (together, “Company Personnel”) as well as their family members who reside with them, anyone else who lives in their household and any family members who do not live in their household but whose transactions in Company securities (as defined below) are directed by them or are subject to their influence or control (collectively, “Family Members”), and corporations or other business entities over which you or your Family Members have the ability to influence or direct investment decisions concerning Company securities, and trusts for which such persons are a trustee or in which they have a beneficial or pecuniary interest (collectively, “Controlled Entities,” and together with Company Personnel and Family Members, “Insiders”). Unless otherwise indicated, all references to “you” in this Policy should be read to include all of your Family Members and Controlled Entities.
Which Securities Are Subject to this Policy. This Policy applies to transactions, whether direct or indirect, in the Company’s securities, including its common stock, options to purchase common stock, restricted stock or restricted stock units or any other type of securities that Company may issue from time to time, including but not limited to preferred stock and convertible debentures, as well as derivative securities relating to the Company but that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively, “Company securities”). Similarly, this Policy applies to all securities, including common stock, options to purchase common stock or any other type of securities, that are issued by a Company Counterparty (as defined below), as well as any derivative securities that are relating to the Company Counterparty but that are not issued by such Company Counterparty, such as puts, calls or swaps.
Application of this Policy to Company Counterparties. The principles discussed in this Policy also apply to nonpublic information that you obtain in the course of your employment or other involvement with the Company about another public company (or its securities) with which

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the Company has a preexisting or prospective relationship, such as the Company’s customers, suppliers, contract research, manufacturing, licensing or other collaboration partners, companies in which the Company has an investment or a firm with which the Company is negotiating a major transaction, such as a joint venture, licensing transaction, collaboration arrangement or material acquisition or disposition (a “Company Counterparty” or “Company Counterparties”).
No Exceptions. The prohibition against trading while aware of MNPI is absolute and unconditional. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.
Individual Responsibility. You are responsible for ensuring that you (as well as your Family Members and Controlled Entities) do not violate federal or state securities laws or this Policy. The Company has designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.
Consequences for Violating Insider Trading Laws. If you violate insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may be subject to criminal charges and may have to serve a jail sentence of up to 20 years. In addition, the Company may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million. Both the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market (“Nasdaq”) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.
Administrative Provisions. This Policy will be reviewed, evaluated and revised by the Company from time to time in light of regulatory changes, developments in the Company’s business and other factors.
II.POLICIES AND PROCEDURES
A.Trading Policy
1.No Trading on the Basis of MNPI. You may not buy, sell, gift or otherwise transact in securities of the Company or a Company Counterparty while you are aware of MNPI about that company or its securities that you learned in the course of your employment or service with the Company.

2.No Tipping. You may not convey to anyone else, including family members, MNPI about the Company or a Company Counterparty or its securities that you learned in the course of your employment or service with the Company. You also may not suggest that anyone purchase or sell the Company’s or a Company Counterparty’s securities while you are aware of MNPI about that company or its securities. These practices, known as “tipping,” also violate U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed MNPI. Persons with whom you have a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that MNPI is not disclosed to such persons. This policy does not restrict legitimate business communications on a “need to know” basis. MNPI, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.
3.No Short-Term or Speculative Trading. It is against Company policy for you to engage in short-term or speculative transactions in Company securities. As such, you may not engage in: (a) short sales (selling Company securities you do not own); (b) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (c) other hedging transactions (such as “cashless” collars, forward sales, equity swaps and other similar arrangements). Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent, if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you should exercise caution when purchasing Company securities on margin, borrowing against any account in which Company securities are held or pledging Company securities as collateral for a loan, and the Company’s directors and Section 16 Officers (as defined below) are prohibited from doing so.
4.Applying the Trading Policy. As stated above, these restrictions also apply to your Family Members and Controlled Entities. For purposes of this Policy, references to “trading,” “transact” and “transactions” include, among other things:
•purchases and/or sales of securities in public markets;
•sales of securities obtained through the exercise of stock options or vesting of other equity awards granted by the Company;
•making gifts of securities; and
•using securities to secure a loan.
Transactions in mutual funds that are invested in Company or Company Counterparty securities are not transactions subject to this Policy as long as (a) the Insider does not control the investment decisions on individual stocks within the fund and (b) Company or Company Counterparty securities do not represent a substantial portion of the assets of the fund.
In addition, transactions pursuant to a Rule 10b5-1 Trading Plan (as defined below) are subject to certain exceptions and requirements set forth below.

Insiders should consult the General Counsel (“GC”)1 if they have any questions.
5.Company Transactions. From time to time, the Company may engage in transactions in its own securities, including share issuances and repurchases. The Company’s practices with respect to these transactions, which are overseen by the Finance and Legal departments (and approved by the Board of Directors or appropriate committee, if required or appropriate), are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the plans and agreements.
B.What is “Material Nonpublic Information”? When is Information “Public”?
1.Material Information
Information is generally considered “material” if there is a likelihood a reasonable investor would consider such information important in making an investment decision to buy, hold or sell securities, or if it would significantly alter the total mix of information available to investors. Either positive or negative information may be material. There is no bright‐line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. The GC or other attorneys designated by the GC should be consulted and shall determine whether information is material, but, in general, any information that could reasonably be expected to affect the Company’s or a Company Counterparty’s stock price should be considered material. Depending on the circumstances, common examples of information that may be material include:
•significant new product or product candidate developments, innovations or discoveries (including new targets or indications) or changes in research or business strategies;
•significant interactions with or pending action (such as an approval) by the U.S. Food and Drug Administration, European Medicines Agency or other regulatory agency;
•pre-clinical or clinical trial enrollment, status, results and data relating to a Company product candidate;
•changes in intellectual property status, including patent filings, issuances or potential interference and infringement proceedings
•financial and operating results, estimates, forecasts and projections, including earnings, cash runway, revenue or similar financial information;
•unpublished financial reports or projections, including knowledge of changes of research analyst views or ratings;
1 At any time when the Company does not have an active GC, the duties and responsibilities assigned to the GC under this Policy shall be fulfilled by the Chief Financial Officer (“CFO”). At any time when the Company does not have an active CFO, the duties and responsibilities assigned to the CFO under this Policy shall be fulfilled by the principal financial officer.

•changes in control or sale of all or part of the Company’s business, including potential partnerships;
•changes in directors, senior management or auditors;
•information about current, proposed or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
•changes in dividend policies, the declaration of a stock split or the proposed or contemplated issuance, redemption or repurchase of securities;
•public or private debt or equity offerings;
•negotiations or changes regarding an important contract, license, distribution agreement, joint venture or collaboration agreement;
•material defaults under agreements or actions by creditors, clients or suppliers relating to the Company’s credit rating;
•gain or loss of a significant customer or supplier;
•significant cybersecurity incidents, events or risks that affect the Company or third‐party providers that support the Company’s business operations;
•product candidate safety issues or product recalls;
•extraordinary borrowing, liquidity or financial problems, and material defaults under agreements or actions by creditors related to the Company’s credit rating;
•the interruption of production or other aspects of a company’s business, including as a result of an accident, fire, natural disaster or public health emergency;
•developments regarding significant litigation, investigations or regulatory actions or proceedings;
•information specified above relating to the Company’s affiliates and Company Counterparties; and
•the imposition of a trading “blackout” by the Company on transactions in Company securities or the securities of a Company Counterparty.
This list is not exhaustive. Federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of caution. The mere fact that a person is aware of MNPI is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the MNPI. If you have questions regarding specific transactions, please contact the GC.
2.Nonpublic Information
Nonpublic information is information that is not generally known by or available to the public. We consider information to be available to the public only when:

•it has been released to the public by the Company through appropriate channels (e.g., by means of a press release or a filing with the SEC); and
•enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until two full trading days have lapsed following the time of public disclosure.
•The fact that rumors, speculation or statements attributed to unidentified sources are public is insufficient to be considered “generally available to the public” even when the information is accurate.
C.Unauthorized Disclosure; Prohibition on Certain Public Speaking
All Company Personnel must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially nonpublic information until it is publicly disclosed. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as Family Members, other relatives or business or social acquaintances.
In addition, you are prohibited from participating as an “expert,” consultant, advisor and/or in any capacity for an “expert network” and/or any other outside firm which compensates individuals for speaking with investors and other investment professionals. This prohibition is designed to protect the Company, its stockholders and you. Indeed, United States criminal authorities and the SEC have prosecuted numerous public company employees who received monetary compensation by expert networks to speak with investors and disclose confidential company information which investors then used for trading purposes.
Legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Policy On Public Disclosures And Communications With The Investment Community. If you receive inquiries of this nature, refer them to the CFO.
D.When and How to Trade Company Stock
1.Overview
Directors, officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such officers, “Section 16 Officers”, and together with directors, “Section 16 Persons”), and certain other employees, contractors and consultants who are so designated by the GC from time to time (such designated employees, contractors and consultants, together with Section 16 Persons, and each of their respective Family Members and Controlled Entities, “Restricted Persons”) are for purposes of this Policy required to comply with the restrictions covered below. Even if you are not a Restricted Person, however, following the procedures listed below may assist you in complying with this Policy.
2.Blackout Periods
From time to time, due to certain developments (such as a significant event or transaction) during which there may exist MNPI about the Company or a Company Counterparty, the Company may implement special blackout periods during which the Company may notify particular individuals that they should not transact in Company securities or the securities of a Company Counterparty, as applicable (subject to the exceptions set forth in Section II.D.4 or pursuant to an approved Rule 10b5-1 Trading Plan pursuant to Section II.E). If you are subject to a special blackout period, you should not trade in the applicable company’s securities during such time and you should not disclose to others the fact that you are prohibited from trading, as the existence of a special blackout period may, itself, be deemed MNPI. These special blackout periods, which may vary in length, will be determined by the GC and be communicated to the appropriate personnel via e-mail. Termination of a blackout period will also be communicated to the appropriate personnel via e-mail.
However, it is not the Company’s policy to impose special blackout periods every time that MNPI exists or every time that an Insider may be aware of MNPI. Thus, the absence of a special blackout period should not be interpreted as permission to trade. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them while a blackout period is not in place.
Even if a special blackout period is in place, you may exercise Company stock options if no shares are to be sold – you may not, however, effect sales of stock issued upon the exercise of stock options (including same-day sales and cashless exercises). Generally, all pending purchase and sale orders regarding Company securities must be executed or cancelled before a special blackout period is implemented so as to avoid any transactions during such period.
3.Pre-clearance
The Company requires all Restricted Persons to contact the GC in advance of effecting any purchase, sale, gift or other trading of Company securities and to obtain prior approval of the transaction, other than transactions made under an approved Rule 10b5-1 Trading Plan pursuant to Section II.E below. All requests must be submitted to the GC at least two business days in advance of the proposed transaction.2
If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained, but regardless may not be executed if you acquire MNPI concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.
2    Transactions by the GC (or the GC’s Family Members and Controlled Entities) are required to be approved in advance by the Chief Executive Officer (“CEO”) or CFO.

If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Company securities, and you should not inform anyone within or outside of the Company of the restriction. For the avoidance of doubt, there should be no presumption that the GC will grant any or all pre-clearance requests and there shall be no obligation to inform a Restricted Person of the reasons for any request approval or denial. Any transaction under a Rule 10b5-1 Trading Plan will not require pre-clearance at the time of the transaction, but the adoption, amendment, modification or termination of any such Rule 10b5-1 Trading Plan is subject to the pre-clearance and other restrictions set forth in Section II.E and Appendix A, “Guidelines for Rule 10b5-1 Trading Plans” below.
4.Exceptions
The restrictions contained in this Policy shall not apply to:
•the exercise of Company stock options if (a) no shares are to be sold to third parties or (b) there is only a “net exercise” (defined as the Company withholding shares to satisfy your tax obligations or to cover the exercise price or equivalent);
•“sell to cover” transactions involving a sale of shares of common stock directed by the Company in its sole discretion in order to cover the Company’s or such individual’s or entity’s withholding tax obligations in connection with the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans;
•the vesting of Company stock options, restricted stock, restricted stock units or other equity incentive awards according to their terms;
•the withholding of shares to satisfy the exercise price or a tax withholding obligation upon the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans;
•purchases of shares through the Company’s Employee Stock Purchase Plan in accordance with your pre-established participation elections;
•transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account that you control);
•sales of Company securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws; or
•any other purchase of Company securities from the Company or sale of Company securities to the Company in accordance with applicable securities and state laws.

To the extent applicable and such elections are permitted, your elections regarding (1) participation in “net exercise” or “sell to cover” transactions or (2) participation in or an increase in contributions to the Company’s Employee Stock Purchase Plan, in each case, including changes from any defaults established by the Company, may only be made when you are not subject to a blackout period and are not aware of MNPI.
E.Rule 10b5-1 Trading Plans
Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions (a “Rule 10b5-1 Trading Plan”). A Rule 10b5-1 Trading Plan is a written trading plan between you and your broker and must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, such Rule 10b5-1 Trading Plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. A Rule 10b5-1 Trading Plan must be established at a time when you are not aware of any MNPI and must not permit you to exercise any subsequent control or influence over how, when or whether the purchases or sales are made. Under this Policy, the adoption, amendment, modification or termination of a Rule 10b5-1 Trading Plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans,” including applicable pre-clearance procedures.
Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a Rule 10b5-1 Trading Plan (or a transaction that is intended to constitute a “non-Rule 10b5-1 trading arrangement” within the meaning of SEC rules).
F.Noncompliance
Anyone subject to this Policy who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.
G.Post-Termination Transactions
This Policy, other than the pre-clearance provisions, will continue to apply to your transactions in Company securities after your employment or service with the Company has terminated until such time as you are no longer aware of MNPI or until that information has been publicly disclosed or is no longer material.
Questions about this Policy should be directed to the GC.

APPENDIX A

Crescent Biopharma, Inc. Guidelines for Rule 10b5-1 Trading Plans
As discussed in the Policy, Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability. In order to be eligible to rely on this affirmative defense, you must enter into a Rule 10b5-1 Trading Plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1, including the guidelines set forth below. These guidelines generally do not apply to any transactions that are intended to constitute “non-Rule 10b5-1 trading arrangements” within the meaning of SEC rules. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The GC will interpret and administer these guidelines for compliance with Rule 10b5-1 and the Policy. No personal legal or financial advice is being provided by the GC or other members of the Company regarding any Rule 10b5-1 Trading Plan or proposed trades. You remain ultimately responsible for ensuring that your Rule 10b5-1 Trading Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that you consult with your own attorney or other advisor about any contemplated Rule 10b5-1 Trading Plan. Note that for any Section 16 Persons, the Company is required to disclose the material terms of his or her (and any Family Members’ and Controlled Entities’) Rule 10b5-1 Trading Plan, other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted or terminated or modified (as described below).
1.Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be submitted for pre-approval in advance to the GC (or, in the case of the GC, to the CEO or CFO) at least five trading days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines. The Company may require that you use a standardized form of Rule 10b5-1 Trading Plan.
2.Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Trading Plan must be adopted at a time:
•when you are not aware of any MNPI; and
•when you are not subject to a blackout period.
3.Plan Instructions. Any Rule 10b5-1 Trading Plan must be in writing, signed and either:
•specify the amount, price and date of the sales (or purchases) of Company securities to be effected;
•provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or
•delegate decision-making authority with regard to these transactions to a broker or other agent without any MNPI about the Company or its securities.
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For the avoidance of doubt, you may not subsequently influence how, when or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.
4.No Hedging. You may not have entered into or alter a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.
5.Good Faith Requirements. You must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act. You must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.
6.Certifications for Section 16 Persons. Section 16 Persons and their Family Members and Controlled Entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any MNPI about the Company or the Company securities; and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act.
7.Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:
•For Section 16 Persons (as well as their Family Members and Controlled Entities), the later of (1) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•For other Insiders, 30 days after adoption of the Rule 10b5-1 Trading Plan.
8.No Overlapping Rule 10b5-1 Trading Plans. You may not enter into overlapping Rule 10b5-1 Trading Plans (subject to certain exceptions). Please consult with the GC for any questions regarding overlapping Rule 10b5-1 Trading Plans.
9.Single Transaction Plans. You may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price or timing of the purchase or sale of the
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securities underlying the Rule 10b5-1 Trading Plan (a “Material Modification”) will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. As such, the modification/amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the GC in accordance with the pre-clearance procedures set forth in the Policy and these guidelines, and any Material Modification will be subject to all the other requirements set forth in these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.
The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the GC in accordance with the pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the GC will not approve the termination of a Rule 10b5-1 Trading Plan unless:
•you are not aware of any MNPI; and
•when you are not subject to a blackout period.

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